Exhibit 4.2

                                 TERM LOAN NOTE

                              Due October 31, 2005



$17,000,000                                                    February 26, 1999
                                                               Roanoke, Virginia


         FOR VALUE RECEIVED, PULASKI FURNITURE CORPORATION ("Pulaski"), a Virginia corporation, and DAWSON FURNITURE COMPANY, INC. ("Dawson"), a Virginia corporation, jointly and severally promise to pay to the order of NATIONSBANK, N.A. (the "Bank") at its office at 302 South Jefferson Street, Roanoke, Virginia 24011-2010, or at such other place as the Bank may from time to time designate in writing, the principal sum of Seventeen Million and 00/100 Dollars ($17,000,000) in twenty-seven (27) principal installments with the first installment due on April 30, 1999, and with subsequent installments due on each July 31, October 31, January 31 and April 30 thereafter to and including October 31, 2005 (each an "Installment Payment Date"), on which date the entire unpaid principal balance and all accrued and unpaid interest will be due and payable. Each of the first twelve (12) installments shall be in the principal amount of Three Hundred Seventy-Five Thousand Dollars ($375,000). Each of the thirteenth through the sixteenth installments which shall be due and payable on April 30, 2002, July 31, 2002, October 31, 2002 and January 31, 2003 shall be in the principal amount of Seven Hundred Fifty Thousand Dollars ($750,000). Each of the seventeenth through the twenty-sixth installments which shall be due on the Installment Payment Dates commencing on April 30, 2003 and continuing on each Installment Payment Date thereafter through July 31, 2005 shall be in the principal amount of Eight Hundred Seventy-Five Thousand Dollars ($875,000). The twenty-seventh installment, which shall be due on October 31, 2005 shall be in the principal amount of Seven Hundred Fifty Thousand Dollars ($750,000). Pulaski and Dawson also jointly and severally promise to pay interest on the unpaid principal balance of such sum from the date hereof at the rates and on the dates set forth in the Loan Agreement (as hereinafter defined) until the same shall be paid in full. In any event, the entire unpaid principal balance of this Note and all accrued and unpaid interest will be due and payable on October 31, 2005.

         If any installment of interest is not paid within ten (10) days of its due date, Pulaski and Dawson jointly and severally agree to pay the holder of this Note on demand a late charge of two percent (2%) of the amount of the installment.

         This Note evidences a borrowing under, and is subject to, the terms of a Term Loan Agreement dated February 26, 1999 (the "Loan Agreement") by and among Pulaski, Dawson and the Bank.

         Pulaski and Dawson shall have the right to make prepayments as provided in the Loan Agreement.

         The events of default (the "Events of Default") hereunder are described in the Credit Agreement and are incorporated herein by reference. The entire unpaid amount of the principal of this Note and all accrued interest will automatically become due upon the Event of Default described in Section 10.9 of the Loan Agreement. In the event of any or all of the other Events of Default, the entire unpaid principal amount of this Note and all accrued interest thereon may be declared due and payable in the manner and with the effect provided in the Loan Agreement.

         Presentment, protest and notice of dishonor are hereby waived by Pulaski and Dawson and all endorsers hereon. Pulaski and Dawson jointly and severally agree to pay all costs of collection, including reasonable attorneys' fees, if after an Event of Default this Note be placed in the hands of an attorney for collection, or if after an Event of Default the holder finds it necessary or desirable to secure the services or advice of an attorney with regard to collection.

         IN WITNESS WHEREOF, PULASKI FURNITURE CORPORATION and DAWSON FURNITURE COMPANY, INC. have caused their names to be signed by their duly authorized officers this date first above written.


                                   PULASKI FURNITURE CORPORATION


                                   By
                                     ---------------------------------
                                   Its
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                                   DAWSON FURNITURE COMPANY, INC.


                                   By
                                     ---------------------------------
                                   Its
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